File No. 70-8307



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                       Post-Effective Amendment No. 14 to
                                    FORM U-1


                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                          AEP RESOURCES SERVICE COMPANY
                     1 Riverside Plaza, Columbus, Ohio 43215

                   (Name of companies filing this statement
                 and addresses of principal executive offices)

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                     * * *

                              A. A. Pena, Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215


                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215 (Names and addresses of agents for service)


      American  Electric  Power  Company,  Inc.,  a registered  holding  company
("American")  and its wholly owned  subsidiary  AEP  Resources  Service  Company
("RESCO") , whose name was changed from AEP Energy Services, Inc. on March 7, 1997, hereby amend their Application on Form U-1 in File No. 70-8307 as follows:
      1. By adding the following to the end of Part D. Investments in AEPES, Financing and Guaranties under ITEM 1. DESCRIPTION OF PROPOSED
TRANSACTION:
            "By orders dated April 5, 1995, December 28, 1995 and December 16, 1998 (HCAR Nos. 26267, 26442 and 26952, respectively) (the 'Orders') the Commission authorized American, among other things, to: (1) guarantee the debt of RESCO and its subsidiaries in an amount not to exceed $51 million through December 31, 2001; and (2) issue guarantees and assumptions of liability on behalf of RESCO and its subsidiaries to third parties in an aggregate amount not to exceed $200 million through December 31, 2001 (collectively, the "Guarantee Authority"). American now requests authority to (i) guarantee debt of RESCO to third parties in an amount not to exceed $400,000,000 through June 30, 2004 and (ii) issue guarantees and assumptions of liability on behalf of RESCO to third parties in an amount not to exceed $400,000,000 through June 30, 2004. Guaranties may take the form of an agreement by American to guarantee, undertake reimbursement obligations, assume liabilities or other obligations with respect to, or act as surety on, bonds, letters of credit, equity commitments, performance and other obligations. The authority sought herein is necessary, in part, because RESCO has entered an agreement with National Power Cooperative, Inc. ('National'), an affiliate of Buckeye Power, Inc., to design, engineer, procure all materials and equipment and construct for National a 510 megawatt gas-fired peaking unit. In addition, Applicants are investigating several opportunities to, among other things, design, engineer and procure equipment and materials to construct generating stations and other projects relating to the generation, transmission and distribution of electric power. All other terms relating to American's authority to guarantee RESCO's debt and its subsidiaries' debt and other obligations, as set forth in the Orders, remain unchanged. American's authority to invest in RESCO and RESCO's authority to incur debt are currently permitted under Rules 45 and 52 under the Public Utility Holding Company Act of 1935 and therefore does not need to be extended." 2. By amending and restating Part E. Compliance with Rule 54 under
ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION:
            "C.   Compliance with Rule 54.
            Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and
      (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule 53(a)(1). As of June 30, 1999, American, through its subsidiary, Resources, had aggregate investment in FUCOs of $826,236,000. This investment represents approximately 48.5% of $1,705,250,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended June 30, 1999.
            Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule 53(a)(3). No more than 2% of the employees of the utility subsidiaries of American will, at any one time, directly or indirectly, render services to any FUCO.
            Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's utility subsidiaries.
            Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,705,250,000) represented an increase of approximately $84,051,000 (or 5%) in the average consolidated retained earnings from the previous four quarterly periods ($1,621,199,000); and
      (iii) for the fiscal year ended December 31, 1998, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
            American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of American's application for the 100% Order, the Commission reviewed
      American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the American, nor would it have an adverse impact on any of the utility subsidiaries or their customers, or on the ability of state commissions to protect the utility subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings."
            3. By adding this statement to the end of ITEM 2. FEES, COMMISSIONS AND EXPENSES:
            "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 14."

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment No. 14 to Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                          AEP RESOURCES SERVICE COMPANY


                         By_/s/ A. A. Pena_____________
                                      Treasurer

Dated: October 14, 1999